Exhibit 99.1
Victoria’s Secret & Co. Reports Second Quarter 2025 Results

Second quarter sales, operating income and EPS exceed expectations
Second quarter comparable sales up 4%
Company raises full year 2025 sales guidance

Reynoldsburg, Ohio (August 28, 2025)—Victoria’s Secret & Co. (“VS&Co” or the “Company”) (NYSE: VSCO) today reported financial results for the second quarter ended August 2, 2025.

“I am excited to share that our momentum continued building in the second quarter, once again delivering results that beat our sales and operating income guidance. We delivered comparable sales growth in both Victoria’s Secret and PINK, in North America and across the globe, and in our stores and online channels. These results reflect disciplined execution, the power of the evolving Victoria’s Secret and PINK brands, and early progress on our Path to Potential strategy. The business was strong throughout the quarter and accelerated in July and into August, driven by product innovation, newness and evolved storytelling that is connecting with both existing and new customers,” said VS&Co Chief Executive Officer Hillary Super.

VS&Co Chief Financial and Operating Officer Scott Sekella added, “Importantly, despite tariff headwinds, we drove gross margin rate expansion in the quarter to go along with the sales growth, driven by disciplined inventory management and our evolving promotional approach in the business. Although we recognize that the macro environment remains uncertain, we are excited about the product newness and customer experiences we have planned for the second half of the year.”

Super concluded, “This was our first full quarter under our refreshed leadership team and the impact was clear—sharper execution, reenergized culture and more high-emotion storytelling, delivering significant momentum as we enter the back half of the year. As we look forward, we continue to be optimistic about our future, our opportunity to further differentiate and elevate our brands and making even deeper emotional connections with our customers.”

Second Quarter 2025 Results
The Company reported net sales of $1.459 billion for the second quarter of 2025, an increase of 3% compared to net sales of $1.417 billion for the second quarter of 2024 and above our previously communicated guidance range of $1.380 billion to $1.410 billion. Total comparable sales for the second quarter of 2025 increased 4%.

The Company reported operating income for the second quarter of 2025 of $41 million compared to $62 million in the second quarter of 2024. The Company reported net income of $16 million, or $0.20 per diluted share, for the second quarter of 2025 compared to net income of $32 million, or $0.40 per diluted share, for the second quarter of 2024.

Excluding the impact of the items described at the conclusion of this press release, adjusted operating income for the second quarter of 2025 was $55 million, which was above our previously communicated guidance range of adjusted operating income of $15 million to $35 million. This result compares to last year’s second quarter adjusted operating income of $62 million. Adjusted net income for the second quarter of 2025 was $27 million, or $0.33 per diluted share, which was above our previously communicated guidance range of adjusted net income per diluted share of $0.00 to $0.15. This result compares to last year’s second quarter adjusted net income of $31 million, or $0.40 per diluted share.

Full Year and Third Quarter 2025 Outlook
The Company is raising its full year outlook for net sales and is now forecasting net sales in the range of $6.330 billion to $6.410 billion, compared to prior guidance of $6.2 billion to $6.3 billion. At this forecasted level of net sales, the Company is reiterating its full year outlook for adjusted operating income and expects adjusted operating income to be in the range of $270 million to $320 million. This outlook includes an updated estimated net tariff impact of approximately $100 million for fiscal year 2025 which is $50 million higher than our estimated net tariff impact that was included in our previous guidance.

For the third quarter, the Company is forecasting net sales to be in the range of $1.390 billion to $1.420 billion compared to last year’s third quarter net sales of $1.347 billion. At this forecasted level of net sales, adjusted operating loss for the third quarter of 2025 is expected to be in the range of $35 million to $55 million. Adjusted net loss per share for the third quarter of 2025 is estimated to be in the range of $0.55 to $0.75.

Forecasted adjusted operating income (loss) and adjusted net income (loss) per diluted share excludes the financial impact of purchase accounting items related to the Adore Me acquisition, including expense (income) related to changes in the estimated fair value of contingent consideration and performance-based payments, as well as the amortization of intangible assets. The Company is not able to provide a reconciliation of forward-looking adjusted operating income (loss) or adjusted net income (loss) per diluted share to the most directly comparable forward-looking GAAP financial measures because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, the various purchase accounting items that are necessary for such reconciliation.

Quarterly Earnings Conference Call
Victoria’s Secret & Co. will conduct its second quarter earnings call at 8:30 a.m. Eastern on Thursday, August 28, 2025. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); passcode 5358727. For an audio replay, call 1-800-839-2204 (international replay number: 1-203-369-3032); passcode 2485654 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, apparel, casual sleepwear, swim, lounge and sport as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that share a common purpose of supporting women in all they do, and Adore Me, a technology-led, digital first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of approximately 1,380 retail stores in nearly 70 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “will,” “target,” “forecast,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•uncertainty in the global trade environment, including the imposition or threatened imposition of tariffs or other trade restrictions and any retaliatory measures imposed by impacted exporting countries;
•our ability to successfully implement our strategic plan;
•difficulties arising from changes and turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;
•our ability to successfully operate and expand internationally and related risks;
•the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;
•our ability to successfully operate and grow our direct channel business;
•our ability to protect our reputation and the image and value of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise, product lines and brands successfully;

•our ability to integrate acquired businesses and realize the benefits and synergies sought with such acquisitions;
•our ability to incorporate artificial intelligence into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:
◦political instability and geopolitical conflicts;
◦environmental hazards, severe weather and natural disasters;
◦significant health hazards and pandemics;
◦delays or disruptions in shipping and transportation and related pricing impacts;
◦foreign currency exchange rate fluctuations; and
◦disruption due to labor disputes;
•our geographic concentration of production and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability against cybersecurity incidents and disruptions or failures of systems;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2025.

For further information, please contact:

Victoria’s Secret & Co.:
Investor Relations:	Media Relations:
Kevin Wynk	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Net Sales (Millions):

	Second Quarter	Second Quarter	% Inc/ (Dec)	Year-to-Date	Year-to-Date	% Inc/ (Dec)
	2025	2024		2025	2024
Stores - North America	$824.8	$800.0	3.1%	$1,546.1	$1,529.1	1.1%
Direct	406.5	430.2	(5.5%)	839.7	879.0	(4.5%)
International[1]	227.8	187.0	21.8%	426.3	368.5	15.7%
Total	$1,459.1	$1,417.2	3.0%	$2,812.1	$2,776.6	1.3%

1 - Results include consolidated joint venture sales in China, royalties associated with franchised stores and wholesale sales.

Comparable Sales Increase (Decrease):

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
	2025	2024	2025	2024
Stores and Direct[1]	4%	(3%)	1%	(4%)
Stores Only[2]	4%	(5%)	2%	(6%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	2/1/25	Opened	Closed	8/2/25
Company-Operated:
U.S.	782	5	(24)	763
Canada	24	1	(1)	24
Subtotal Company-Operated	806	6	(25)	787

China Joint Venture:
Beauty & Accessories[1]	30	—	(7)	23
Full Assortment	40	—	—	40
Subtotal China Joint Venture	70	—	(7)	63

Partner-Operated:
Beauty & Accessories	324	16	(15)	325
Full Assortment	181	19	(4)	196
Subtotal Partner-Operated	505	35	(19)	521

Adore Me	6	—	(1)	5
Total	1,387	41	(52)	1,376
1 - Includes nine partner-operated stores at 8/2/25.

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED AUGUST 2, 2025 AND AUGUST 3, 2024
(Unaudited)
(In thousands except per share amounts)
	2025	2024
Net Sales	$1,459,137	$1,417,193
Costs of Goods Sold, Buying and Occupancy	(940,121)	(915,827)
Gross Profit	519,016	501,366
General, Administrative and Store Operating Expenses	(478,057)	(439,042)
Operating Income	40,959	62,324
Interest Expense	(17,804)	(21,363)
Other Income	1,121	465
Income Before Income Taxes	24,276	41,426
Provision for Income Taxes	6,249	9,285
Net Income	18,027	32,141
Less: Net Income Attributable to Noncontrolling Interest	1,799	340
Net Income Attributable to Victoria’s Secret & Co.	$16,228	$31,801

Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$0.20	$0.40

Weighted Average Shares Outstanding	82,205	79,595

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
TWENTY-SIX WEEKS ENDED AUGUST 2, 2025 AND AUGUST 3, 2024
(Unaudited)
(In thousands except per share amounts)
	2025	2024
Net Sales	$2,812,086	$2,776,635
Costs of Goods Sold, Buying and Occupancy	(1,818,844)	(1,773,954)
Gross Profit	993,242	1,002,681
General, Administrative and Store Operating Expenses	(932,497)	(914,089)
Operating Income	60,745	88,592
Interest Expense	(34,893)	(43,099)
Other Income	4,078	794
Income Before Income Taxes	29,930	46,287
Provision for Income Taxes	9,128	16,630
Net Income	20,802	29,657
Less: Net Income Attributable to Noncontrolling Interest	6,230	1,498
Net Income Attributable to Victoria’s Secret & Co.	$14,572	$28,159

Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$0.18	$0.35

Weighted Average Shares Outstanding	82,085	79,330

VICTORIA’S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP, provided below are non-GAAP financial measures that present operating income, net income attributable to Victoria’s Secret & Co. and net income per diluted share attributable to Victoria’s Secret & Co. on an adjusted basis, which remove certain non-recurring, infrequent or unusual items that we believe are not indicative of the results of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of our results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of non-GAAP financial measures may differ from similarly titled measures used by other companies. The table below reconciles the most directly comparable GAAP financial measure to each non-GAAP financial measure.

	Second Quarter		Year-to-Date
	2025	2024	2025	2024
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$40,959	$62,324	$60,745	$88,592
Amortization of Intangible Assets (a)	6,284	6,284	12,568	12,568
Restructuring and Other One-time Charges (b)	7,881	—	13,478	—
Adore Me Acquisition-related Items (c)	—	(6,343)	—	710
Adjusted Operating Income	$55,124	$62,265	$86,791	$101,870

Reconciliation of Reported to Adjusted Net Income Attributable to Victoria’s Secret & Co.
Reported Net Income Attributable to Victoria’s Secret & Co. - GAAP	$16,228	$31,801	$14,572	$28,159
Amortization of Intangible Assets (a)	6,284	6,284	12,568	12,568
Restructuring and Other One-time Charges (b)	7,881	—	13,478	—
Adore Me Acquisition-related Items (c)	—	(5,248)	—	2,900
Tax Effect of Adjusted Items	(3,510)	(1,375)	(6,521)	(3,060)
Adjusted Net Income Attributable to Victoria’s Secret & Co.	$26,883	$31,462	$34,097	$40,567

Reconciliation of Reported to Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.
Reported Net Income Per Diluted Share Attributable to Victoria’s Secret & Co. - GAAP	$0.20	$0.40	$0.18	$0.35
Amortization of Intangible Assets (a)	0.06	0.06	0.11	0.12
Restructuring and Other One-time Charges (b)	0.07	—	0.12	—
Adore Me Acquisition-related Items (c)	—	(0.06)	—	0.04
Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$0.33	$0.40	$0.42	$0.51
(a) In both the second quarter of 2025 and 2024, we recognized amortization expense of $6.3 million ($4.7 million net of tax expense of $1.6 million) in general, administrative and store operating expense, related to our definite-lived intangible assets. In both year-to-date 2025 and 2024, we recognized amortization expense of $12.6 million ($9.3 million net of tax expense of $3.3 million) in general, administrative and store operating expense, related to our definite-lived intangible assets.
(b) In the second quarter of 2025, we recognized pre-tax charges of $7.9 million ($6.0 million net of tax expense of $1.9 million), $7.5 million included in general, administrative and store operating expense and $0.4 million included in buying and occupancy expense, related to activities to continue to restructure our executive leadership team and other one-time expenses. Year-to-date 2025, we recognized pre-tax charges of $13.5 million ($10.2 million net of tax expense of $3.3 million), $11.3 million included in general, administrative and store operating expense and $2.2 million included in buying and occupancy expense, related to activities to continue to restructure our executive leadership team and other one-time expenses.
(c) In the second quarter of 2024, we recognized pre-tax income of $5.2 million ($5.0 million net of tax benefit of $0.2 million), income of $6.3 million included in general, administrative and store operating expense and interest expense of $1.1 million, related to the financial impact of purchase accounting items related to the acquisition of Adore Me. Year-to-date 2024, we recognized pre-tax expense of $2.9 million ($3.1 million net of tax benefit of $0.2 million), expense of $0.7 million included in general, administrative and store operating expense and interest expense of $2.2 million, related to the financial impact of purchase accounting items related to the acquisition of Adore Me.